                                                                   EXHIBIT 99.1
                                                                   ------------

THE OFFICIAL INFORMATION COMPANY INVESTS IN INTERGAME

         New York (September 1, 1998): The Official Information Company (TOIC) and InterGame Limited, the publisher of the leading series of publications for the international coin-operated amusement and gaming machines and amusement parks businesses, announced today that InterGame has been acquired by TOIC through TOIC's GEM Communications unit.

         There are three magazines in the InterGame series: InterGame, the world's leading magazine for the coin-operated amusement industry, InterGaming, the only monthly magazine dedicated solely to the international casino industry; and InterPark, the leading publication for the international amusement and theme parks business.

         Intergame was set up in 1994 in Oldham, England, by David Snook, Christine Butterworth and Neal Barrington, all of whom had considerable previous experience in trade journals in the sectors catered for by InterGame.

         Through GEM, TOIC already has significant presence in the gaming information and publishing industry. TOIC publishes IGWB, International Gaming and Wagering Business, the world's leading magazine covering all aspects of legalized gaming, and Casino Executive, the premier United States magazine for casino management. TOIC also produces a variety of trade shows and educational conferences for the gaming industry, including World Gaming Congress & Expo, the leading international trade show and conference for the industry, IGBE, the major Las Vegas based Spring gaming show and conference, and today announced the establishment of a Spring mid-Atlantic trade show to be held in Atlantic City in connection with the Rutgers' Gaming Symposium starting in 1999. In addition, through joint ventures, TOIC owns an interest in Gaming for Africa, the leading southern African magazine and trade show for the industry, and Bingo World, a trade show to be held in conjunction with IGBE, directed to the world-wide bingo industry.

         Ian Thomas, TOIC's President and Chief Executive Officer, said: "We have long recognized that the InterGame publications are the leaders in their respective fields and, quite simply, if we are going to buy into Europe we want an unassailable position in gaming publishing. The synergy with the gaming, coin-operated amusement industry and parks business is also obvious and we look forward to helping this series of publications expand still further. We view InterGame as the best possible platform for the European element of our global strategy and a natural complement to the acquisition of IGBE announced on June 19, the Bingo World joint venture announced on June 23, 1998 and the Rutgers' initiative announced today."

         David Snook, Chairman of InterGame, said "The three of us have fulfilled all of our immediate objectives since we set up the Company in 1994, but there is much that still has to be done. With the support of TOIC, Christine, Neal and I will have the opportunity to continue to work to make these goals a reality. Essentially, there will be no change in InterGame for our readers. The original partners in the Company will remain directors and will continue to operate InterGame within the TOIC group."

         The Official Information Company is a business-to-business communications and professional information services company producing trade journals, exposition and specialty publications, implementing trade mark and trade name searches, providing registration and lead management searches for conventions and trade shows, hosting the gaming industry's leading conferences and trade shows, and offering pre-employment services and information. A website featuring information about the Company can be reached at http://www.toic.com.

         Information in this press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Security Litigation Reform Act of 1995. The Company assumes no responsibility for updating forward-looking information contained herein.

CONTACTS:

         Ian Thomas, President and CEO, The Official Information Company
              Telephone: 1-212-247-5160
         Christine Butterworth, Managing Director, InterGame Limited David Snook, Chairman, InterGame Limited
              Telephone: 011 44 161 633 0100